Exhibit 99.1

Four Oaks Fincorp, Inc.
6114 US 301 South
Four Oaks, NC 27524
(919)963-2177 Telephone
(919)963-2768 Fax
Press Release
For more information contact:
David H. Rupp, President and Chief Executive Officer, or
Deanna W. Hart, Executive Vice President and Chief Financial Officer
(919) 963-2177

FOR IMMEDIATE RELEASE:                             February 9, 2017

FOUR OAKS FINCORP, INC. ANNOUNCES 2016 FOURTH QUARTER EARNINGS AND ANNUAL RESULTS

FOUR OAKS, NC (February 9, 2017) - Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced earnings for the fourth quarter and twelve months ended December 31, 2016. The Company reported pre-tax net income of $1.0 million and $5.3 million, respectively, for the fourth quarter and twelve months ended December 31, 2016 compared to pre-tax net income of $810,000 and $3.5 million for the same periods in 2015. The Company reported net income of $4.2 million or $0.13 per diluted share and $6.9 million or $0.21 per diluted share, respectively, for the fourth quarter and twelve months ended December 31, 2016 compared to net income of $810,000 or $0.02 per diluted share and $20.0 million or $0.62 per diluted share for the same periods in 2015. The Company recorded an income tax benefit of $3.2 million and $1.6 million, respectively, for the fourth quarter and twelve months ended December 31, 2016, as compared to no tax benefit or expense for the fourth quarter 2015 and an income tax benefit of $16.5 million for the twelve months ended December 31, 2015. The income tax benefit in 2015 resulted from the partial reversal of the valuation allowance against the Company's deferred tax assets. The 2016 income tax benefit was due to the reversal of substantially all of the remaining valuation allowance on the deferred tax assets.

President and Chief Executive Officer David H. Rupp stated, "We are pleased with the progress we made during the fourth quarter and all of 2016. We experienced strong growth in loans and deposits, reflecting increased customer activity. Our team performed well and remains focused on supporting the growth in our communities. As we enter 2017, we will continue to invest in improving our delivery capabilities, serving more customers in the channels they choose to access."

2016 Company Highlights:

•	Loan portfolio growth of $48.7 million or 11%

•	Demand, savings, and money market deposits increased $40.0 million or 13%

•	Net interest income increased by $1.8 million for the twelve month period, an 8% improvement year over year

•	A 50% increase in pre-tax net income to $5.3 million for the year ended December 31, 2016 as compared to the previous year

•	Fully transitioned leadership team, positioning the Company for future growth

Exhibit 99.1

Net Interest Margin and Net Interest Income:

Net interest margin annualized for the three and twelve months ended December 31, 2016 was 3.77% and 3.74%, respectively, compared to 3.41% and 3.29% for the same periods in 2015. Net interest income totaled $6.2 million and $24.4 million for the quarter and twelve months ended December 31, 2016, respectively, as compared to $5.6 million and $22.6 million for the same periods in 2015, an 11.0% and 7.8% increase, respectively. The primary driver of the improved margins and overall net interest income was the reduction in funding costs due to the balance sheet strategies executed in late 2015. These strategies included the extinguishment of high-cost long term borrowings and refinancing the Company's subordinated debt at lower rates. Interest income totaled $7.4 million and $29.2 million for the quarter and twelve months ended December 31, 2016, respectively, compared to $7.2 million and $29.4 million for these same periods in 2015. Interest expense declined to $1.2 million and $4.8 million for the quarter and twelve months ended December 31, 2016, respectively, as compared to $1.6 million and $6.8 million for the same periods in 2015.

Non-Interest Income:

Non-interest income was $1.7 million and $5.8 million for the quarter and twelve months ended December 31, 2016, respectively, as compared to $4.7 million and $9.6 million for these same periods in 2015. The decline in 2016 non-interest income for both the three and twelve month periods was primarily due to reductions in income from the sale of problem loans as we completed the previously disclosed asset resolution plan during 2015. Total gains from problem loan sales were $351,000 for the three and twelve month periods ended December 31, 2016 as compared to $3.1 million and $3.2 million for the same periods in 2015, a $2.8 million and $2.9 million decline, respectively. An additional contributor to the decline was the absence of ACH third party payment processor indemnification income as the Company exited this business line in 2015. This business line exit accounted for $97,000 and $445,000 of the overall decline for the three and twelve month periods ended December 31, 2016, respectively, as compared to the same periods in the previous year. Other factors contributing to the overall decline were less significant but included reduced premium income from the sale of government guaranteed loans and reductions in service charges on deposit accounts.

Non-Interest Expense:

Non-interest expense totaled $6.9 million and $24.8 million for the quarter and twelve months ended December 31, 2016, respectively, as compared to $9.4 million and $28.6 million for the same periods in 2015. As previously mentioned, the Company restructured the balance sheet during the fourth quarter 2015, which resulted in $2.1 million in long term debt extinguishment costs. The absence of this expense in 2016 was a primary driver in the decline of non-interest expense for the three and twelve month period. Another significant contributor included reductions of $1.0 million and $1.2 million in salary expenses for the three and twelve month periods, respectively. During late 2015, the Company exited certain personnel contracts and incurred related expenses as it transitioned the leadership team.

Exhibit 99.1

Income Taxes:

For the quarter ended December 31, 2016, the Company reported an income tax benefit totaling $3.2 million compared to no income tax expense or benefit for this same period in 2015. For the twelve months ended December 31, 2016, the Company reported a $1.6 million an income tax benefit as compared to a $16.5 million benefit for this same period in 2015. For both periods, the income tax benefit recorded was the result of a reversal of a portion of the valuation allowance against deferred tax assets net of income tax expense. Since the partial valuation allowance reversal during the second quarter of 2015, the Company continued to assess both positive and negative evidence to determine the ability to fully utilize the deferred tax assets prior to its expiration. During the fourth quarter 2016, based upon the assessment of all positive and negative evidence, we determined that it is more likely than not that the Company will generate sufficient taxable income of the appropriate character that would fully allow it to utilize the deferred tax assets and reversed substantially all of the remaining valuation allowance.

Balance Sheet:

Total assets were $719.9 million at December 31, 2016 compared to $691.4 million at December 31, 2015, an increase of $28.5 million or 4.1%. Cash, cash equivalents, and investments were $163.6 million at December 31, 2016 compared to $189.2 million at December 31, 2015, a decrease of $25.6 million or 13.5%. Strong loan demand offset the reductions in the investment portfolio resulting in growth of $48.7 million or 10.6% as outstanding gross loans grew to $507.0 million at December 31, 2016 compared to $458.3 million at December 31, 2015. Additionally contributing to the year over year change was a $5 million investment in life insurance. Investments in life insurance totaled $14.8 million at December 31, 2015 compared to $20.0 million at December 31, 2016.

Total liabilities were $651.9 million at December 31, 2016, an increase of $20.9 million or 3.3%, from $631.0 million at December 31, 2015. Total deposits increased $11.2 million or 2.1% during the twelve month period ended December 31, 2016, from $542.3 million at December 31, 2015, to $553.5 million at December 31, 2016. Demand, savings, and money market deposit accounts increased $40.0 million or 12.8% for the year ended 2016 totaling $352.3 million compared to $312.3 million as of December 31, 2015. This growth was offset by reductions in time deposits of $28.8 million or 12.5% which totaled $201.3 million as of December 31, 2016 compared to $230.1 million at December 31, 2015. Long-term borrowings were $70.0 million at December 31, 2016 compared to $60.0 million at December 31, 2015. Total shareholders’ equity increased $7.6 million or 12.6%, from $60.4 million at December 31, 2015, to $68.0 million at December 31, 2016.

Asset Quality:

Asset quality measures improved again in 2016 and management believes they have now stabilized. Nonperforming assets totaled $6.0 million or 0.8% of total assets at December 31, 2016, a decrease of $2.4 million compared to $8.4 million or 1.2% of total assets at December 31, 2015. The allowance for loan and lease losses remained flat at $9.6 million for the periods ended December 31, 2016 and 2015. The allowance for loan and lease losses as a percentage of gross loans was 1.9% and 2.1% at December 31, 2016 and December 31, 2015, respectively. The Company reported a classified asset to capital ratio of 8.9% as of December 31, 2016 compared to 12.5% as of December 31, 2015.

Exhibit 99.1

Capital:

The Bank remains well capitalized at December 31, 2016 and reports total risk based capital of 15.4%, Tier 1 risk based capital of 14.1%, a leverage ratio of 11.0%, and common equity Tier 1 capital of 14.1%. At December 31, 2015, the Bank had total risk based capital of 15.6%, Tier 1 risk based capital of 14.4%, a leverage ratio of 10.2%, and common equity Tier 1 capital of 14.4%. The reductions in overall capital ratios are due to increases in average assets and risk weighted assets from growth and shifts in asset mix on the balance sheet, offset by increases in regulatory capital from ongoing earnings.

With $719.9 million in total assets as of December 31, 2016, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fifteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO) and Apex (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond in July 2015, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.